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                                                                      EXHIBIT 15

MULTIMEDIA GAMES, INC. AND SUBSIDIARIES
LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Multimedia Games, Inc.
         Registration on Form S-3

We are aware that our report dated August 7, 1998 on our review of the interim financial information of Multimedia Games, Inc. for the period ended June 30, 1998, and included in this Form 10-QSB is incorporated by reference in the Company's registration statements on Form S-3 (File Nos. 333-16729, 333-28367 and 333-36319) and Form S-8 (File No. 333-23123). Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


PricewaterhouseCoopers LLP


Tulsa, Oklahoma
August 12, 1998